Exhibit 99.3

August      , 2013

EXCHANGE AGENT AGREEMENT

US Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

Ladies and Gentlemen:

Kansas City Southern de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States (the “Company”), proposes (i) to make an offer (the “2020 Notes Exchange Offer”) to exchange up to $275,000,000 aggregate principal amount of its 2.35% Senior Notes due 2020 (the “2020 Exchange Notes”) for an equal aggregate principal amount of its outstanding 2.35% Senior Notes due 2020 (the “2020 Old Notes”) and (ii) to make an offer (the “2023 Notes Exchange Offer” and, together with the 2020 Notes Exchange Offer, the “Exchange Offers”) to exchange up to $450,000,000 aggregate principal amount of its 3.00% Senior Notes due 2023 (the “2023 Exchange Notes” and, together with the 2020 Exchange Notes, the “Exchange Notes”) for an equal aggregate principal amount of its outstanding 3.00% Senior Notes due 2023 (the “2023 Old Notes” and, together with the 2020 Old Notes, the “Old Notes”). The terms and conditions of the Exchange Offers as currently contemplated are set forth in a prospectus (the “Prospectus”) included in the Company’s registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on August     , 2013. The Old Notes and the Exchange Notes are collectively referred to in this Exchange Agent Agreement (this “Agreement”) as the “Notes” or the “Securities.” Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Registration Statement or the accompanying letter of transmittal (the “Letter of Transmittal”).

The Company hereby appoints U.S. Bank National Association to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offers. References hereinafter to “you” shall refer to U.S. Bank National Association.

The Company shall give the Exchange Agent reasonable prior notice of the commencement date of the Exchange Offers. The Letter of Transmittal accompanying the Registration Statement is to be used by the holders of the Old Notes to tender into the applicable Exchange Offer, and contains instructions with respect to the delivery of Old Notes tendered. The Exchange Agent’s obligations with respect to the receipt and inspection of each Letter of Transmittal in connection with the Exchange Offers shall be satisfied for all purposes hereof by (1) inspection of the electronic message transmitted to the Exchange Agent by participants in the Exchange Offers in accordance with the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by such participants, or (2) inspection of the Letter of Transmittal submitted by each holder of Old Notes who does not use ATOP and submits a physical Letter of Transmittal to the Exchange Agent.

The Exchange Offers shall expire at 5:00 p.m., New York City time on such date as the Company shall notify the Exchange Agent prior to commencement of the Exchange Offers, or such later date or time to which the Company may extend the Exchange Offers (the “Expiration Date”). Subject to the terms and conditions set forth in the Registration Statement, the Company expressly reserves the right to extend the Exchange Offers from time to time and may extend the Exchange Offers by giving oral (confirmed in writing) or written notice to you, and by giving holders of Notes notice by press release, at any time before 5:00 p.m., New York City time, on the business day immediately following the previously scheduled Expiration Date, and in such case the term “Expiration Date” shall mean the time and date on which the Exchange Offers as so extended shall expire.

The Company expressly reserves the right, in its sole discretion, to delay, amend or terminate the Exchange Offers, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified in the Registration Statement under the caption “The Exchange Offers—Expiration Date; Extensions; Amendments.” The Company will give to you as promptly as practicable oral or written notice of any delay, amendment, termination or non-acceptance.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Registration Statement captioned “The Exchange Offers,” in the Letter of Transmittal accompanying the Registration Statement and such duties which are necessarily incidental thereto.

2. You will establish a book-entry account with respect to (i) the 2020 Old Notes and (ii) the 2023 Old Notes at DTC for purposes of the Exchange Offers within two business days after the effective date of the Registration Statement, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your applicable book-entry account in accordance with DTC’s procedure for such transfer.

3. You are to examine each of the Letters of Transmittal (or confirmation of book-entry transfers into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein or that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or some other irregularity in connection with the acceptance of the applicable Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action reasonably available to you as may be necessary or advisable to cause such irregularity to be corrected.

4. Subject to Section 5 below, tenders of Old Notes may be made only as set forth in the Letter of Transmittal and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

5. With the approval of the Chief Financial Officer, Secretary or any Alternate Secretary, Treasurer or Vice President of the Company (such approval, if given orally, promptly to be confirmed in writing) or any other party designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offers. You are not otherwise authorized to waive any such irregularities.

6. You shall promptly advise the Company with respect to any Old Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

7. You shall accept tenders:

(a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when evidence reasonably satisfactory to you of his or her authority so to act is submitted; and

(c) from persons other than the holder of Old Notes provided that customary transfer requirements, including any payment of applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and return any untendered Old Notes through the facilities of DTC to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offers.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offers, the Company will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will cause the exchange of such Old Notes for the applicable Exchange Notes and cause such Old Notes to be cancelled. Delivery of Exchange Notes will be made on behalf of the Company by you, subject to due authorization, execution and delivery of such Exchange Notes by the Company, at the rate of $1,000 principal amount of Exchange Notes (subject to adjustment) for each $1,000 principal amount of the applicable Old Notes tendered, and, in the case of Old Notes tendered, promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offers will be exchanged only after confirmation of book-entry transfer into your account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent’s Message (as defined in the Registration Statement) with any required signature guarantees and any other required document. Unless otherwise instructed in writing by the Company, you shall issue Exchange Notes only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

9. Tenders pursuant to the Exchange Offers are irrevocable after the Expiration Date. Subject to the terms and upon the conditions set forth in the Registration Statement and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offers may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offers.

10. The Company shall not be required to accept any Old Notes tendered if any of the conditions set forth in the Registration Statement are not met. Notice of any decision by the Company not to accept any Old Notes tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Company to you.

11. If, pursuant to the Registration Statement, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Registration Statement or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offers return those unaccepted Old Notes by appropriate book-entry transfer, together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who effected such book-entry transfer.

12. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

13. As Exchange Agent hereunder you:

(a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Notes deposited with you pursuant to the Exchange Offers, and will not be required to and will make no representation as to the validity, value or genuineness of the Registration Statement;

(b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

(c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

(e) may rely on and shall be protected in acting upon written notice or oral instructions from the Chief Financial Officer, Secretary or any Alternate Secretary, Treasurer or Vice President of the Company, or any other party designated by any such officer of the Company;

(f) shall not advise any person tendering Old Notes pursuant to the Exchange Offers as to whether to tender or refrain from tendering all or any portion of Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the applicable Exchange Offer or as to the market value of the Exchange Notes;

(g) may consult with counsel of your choice with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

(h) in your capacity as Exchange Agent, shall act solely as agent of the Company and shall not assume any obligation, or relationship of agency or trust for or, with any of the owners or holders of the Old Notes.

14. You shall send by first class mail to all holders of Old Notes a copy of the Registration Statement, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined in the Registration Statement) and such other documents (collectively, the “Exchange Offer Documents”) as may be furnished by the Company to commence the Exchange Offers and take such other action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all holders of Old Notes requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offers, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offers. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offers shall be directed to the Company, Attention: Subdirector Jurídico Corporativo, at the Company’s offices at Montes Urales 625, Lomas de Chapultepec, 11000 México, D.F., México, (5255) 9178-5647 (telephone), (5255) 9178-5600, plus password 122427 (facsimile).

15. You shall advise by facsimile transmission (816) 983-1198 or email or by telephone (816) 983-1303 promptly followed by facsimile transmission or email, to the Treasurer or Secretary or any Alternate Secretary of the Company, and such other person or persons as the Company may request in writing, daily, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested, up to and including the Expiration Date, as to the aggregate principal amount of Old Notes which have been tendered pursuant to the Registration Statement and the items received by you pursuant to the Exchange Offers and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offers. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of 2020 Old Notes and 2023 Old Notes tendered, the aggregate principal amount of 2020 Old Notes and 2023 Old Notes accepted and the identity of any participating broker-dealers and the aggregate principal amount of 2020 Exchange Notes and 2023 Exchange Notes delivered to each, and deliver said list to the Company.

16. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offers, the time of receipt thereof shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

17. The Company agrees to pay your customary fees, attached hereto as Exhibit A, for serving as Exchange Agent and to reimburse you for reasonable legal fees and expenses, if and when incurred. Fees and disbursements and services of an unanticipated or extraordinary nature will be charged when or if incurred.

18. You hereby acknowledge receipt of the Registration Statement, the Letter of Transmittal and the other documents associated with the Exchange Offers attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Registration Statement, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Registration Statement, the Letter of Transmittal and such other forms, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

19. The Company agrees to indemnify and hold you and your officers, directors, employees, agents and affiliates harmless against any liability, cost or expense, including reasonable attorneys’ fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The Company’s obligations under this paragraph 19 shall survive the termination of this Agreement and the discharge of your obligation hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

20. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

24. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

If to the Company:

Montes Urales 625, Lomas de Chapultepec

11000 México, D.F.

México

Attention: Subdirector Jurídico Corporativo

Facsimile: (5255) 9178-5600, plus password 122427

With a copy to:

Gary Kashar

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile: 212-354-8113

If to the Exchange Agent:

US Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

Telephone: (800) 934-6802

Facsimile: (651) 495-8158

25. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 17 and 19 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for notes, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offers) then held by you as Exchange Agent under this Agreement.

26. This Agreement shall be binding and effective as of the date hereof. Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

SIGNATURE PAGE FOLLOWING

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

By:
Name:
Title:

Accepted as the date first above written:

U.S. Bank National Association Corporate Trust Services

By:
Name:	Michael M. Hopkins
Title:	Vice President

EXHIBIT A

Fee Schedule